Exhibit 99.1

PRESS RELEASE – 5/28/08	For Additional Information Please Contact:
Olen Thomas, SVP / Chief Marketing Officer
804-632-2161

FOR IMMEDIATE RELEASE:

Union Bankshares Corporation to Consolidate Affiliate

BOWLING GREEN, VA. — G. William Beale, President and Chief Executive Officer of Union Bankshares Corporation (NASDAQ: UBSH) announced that its affiliate Bay Community Bank will merge into its largest bank affiliate, Union Bank and Trust Company (“Union Bank & Trust”). The projected completion date of the merger is October 31, 2008.

Bay Community Bank opened its doors in 1998 with one branch located in the Williamsburg, Virginia area. Since then it opened a second branch in Williamsburg, followed by one in Newport News, and one in Yorktown. “By utilizing the strength of Union Bank & Trust’s balance sheet, we will continue our expansion deeper in the Tidewater area. The introduction of a common brand and additional locations will allow us to better serve our customers and these communities. Both banks have operated under the UBSH umbrella, utilizing the same operating personnel, processes and systems since Bay Community Bank began business in 1998,” said Mr. Beale.

“These are exciting times for Bay Community Bank, its customers, and employees. By combining Bay Community Bank with our sister bank, Union Bank & Trust, we will be able to accelerate our growth plans while preserving our shared commitment to community banking and to local decision making. While the name on the building will change, the people serving our customers will be unchanged,” said Robert L. Bailey, President of Bay Community Bank. Bailey will become the Tidewater Regional President of Union Bank & Trust.

Union Bank & Trust, founded in 1902, has operated as a community bank for over 100 years and is one of the oldest, largest and most respected banks in the Commonwealth of Virginia. The bank offers access to 38 branches stretching as far north as Springfield and following the I-95 corridor from Fredericksburg heading south to Richmond. Additional branches are located along the I-64 corridor from Charlottesville to Richmond. The four Bay Community Bank branches, located along the eastern portion of the I-64 corridor, make a logical extension of this network.

Union Bankshares Corporation is a $2.3 billion financial services holding company committed to serving consumers and small to mid-sized businesses through its family of community banks and financial services companies. The corporation’s four full-service community banks serve portions of Central, Northern, and Tidewater Virginia. They are Union Bank & Trust, Northern Neck State Bank, Rappahannock National Bank and Bay Community Bank. Non-bank affiliates include Union Investment Services, Inc. providing full brokerage services, Union Mortgage Group, Inc. providing a full line of mortgage products, and Union Insurance Group, LLC.

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